FOR IMMEDIATE RELEASE

FLOWER VALET CHANGES ITS NAME AND TRADING SYMBOL

Company Press Release

LAS VEGAS, NV-- (BUSINESS WIRE)-January 4, 2005-Flower Valet (OTC:BB-FLWV) today announced that on December 20th its stockholders consented to and approved amending Flower Valet's Articles of Incorporation to change its name to Seaside Exploration, Inc. In conjunction with the name change, Flower Valet's OTC:BB trading symbol changed to "SSDX."

The name change was approved at the annual meeting of stockholders held on December 20, 2004. In addition to the name change, Mr. Daniel Meyer was elected as Flower Valet's sole officer and director.

The name change to Seaside Exploration is anticipated to enhance the Company's ability to locate potential acquisition/merger candidates in the oil exploration and development industry. Management, along with the Company's stockholders, feels that diversifying its operations into the oil industry through an acquisition or merger may be the most expeditious way of increasing stockholder value.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the Company's ability to locate potential acquisition or merger candidates, any potential for an increase in stockholder value, benefits of the election of Mr. Meyer, the competitive environment within the oil industry, the Company's ability to raise additional capital, the extent and cost-effectiveness with which the Company is able to manage its operations, and the market acceptance and successful technical and economic implementation of the Company's acquisition/merger program.

Contact:

Daniel Meyer

(780) 486-9476

danielmeyer@telusplanet.net